EXHIBIT F-2
                                                August 31, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Amended Application-Declaration on Form U-1/File No. 70-10224

Ladies and Gentlemen:

         I am Associate General Counsel for Cinergy Corp., a Delaware corporation ("Cinergy"), and its subsidiaries including The Cincinnati Gas & Electric Company, an Ohio corporation ("CG&E"). This opinion letter relates specifically to the transactions proposed (the "Transaction") in the above-referenced application-declaration on Form U-1 filed jointly under the Public Utility Holding Company Act of 1935, as amended (the "Act"), by Cinergy and CG&E (together, the "Cinergy Applicants") and INOH Gas, Inc., an Indiana corporation (such application-declaration, as amended by amendments nos. 1 and 2 thereto, the "Application"), as authorized by the Commission's order with respect thereto dated July 29, 2004, HCAR No. 27880 (the "Order").

         In connection with this opinion letter, I have reviewed the Order, the Application and such other documents and made such other investigation as I consider appropriate. Based on the foregoing and subject to the other paragraphs hereof, I express the following opinions:

1. All state laws applicable to the Cinergy Applicant's involvement in the Transaction have been complied with.

2. The consummation of the Transaction did not violate the legal rights of the holders of any securities issued by any Cinergy Applicant or any associate company thereof.

3.   The Transaction has been consummated in accordance with the Order.

         The foregoing opinions are limited to the involvement of the Cinergy Applicants in the Transaction. In addition, I am admitted to the Bars of the States of New York and Ohio, and the foregoing opinions are limited to the laws of such states.

         I hereby consent to the Commission's use of this opinion letter in connection with the Application. This opinion letter may not be used for any other purpose or relied on by or furnished to any other party without my prior written consent.

                                                     Very truly yours,


                                                     /s/George Dwight II